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                                                Filed pursuant to Rule 424(b)(2)
                                                     Registration No. 333-103102

PROSPECTUS, DATED FEBRUARY 25, 2003

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                     (ANADARKO PETROLEUM CORPORATION LOGO)

                       10,000,000 SHARES OF COMMON STOCK

     This prospectus describes the Anadarko Dividend Reinvestment and Stock Purchase Plan, a direct stock purchase plan designed to provide investors with a convenient, low-cost method to purchase shares of Anadarko Petroleum Corporation ("Anadarko") common stock and to reinvest cash dividends in the purchase of additional shares. You can participate in the plan if you are a registered holder of common stock. If you do not own common stock, you can become a participant by making your initial purchase through the plan. Shares of our common stock are quoted on the New York Stock Exchange under the trading symbol "APC." The last reported sales price of the shares on February 6, 2003 was $44.55 per share.

     Mellon Bank, N.A. administers the plan. We tell the bank whether to buy shares directly from us or in the open market. The price of shares to participants depends upon the source:

     - if the shares in connection with dividend reinvestments are purchased in the open market, the share price is 95% of the average price per share of the shares purchased.

     - if the shares in connection with dividend reinvestments are purchased from us, the share price is 95% of the average of the daily high and low sales price quoted on the New York Stock Exchange on the date the shares are purchased.

     - if the shares in connection with optional cash purchases or initial investment purchases are purchased in the open market, the share price is 100% of the average per share price of the shares purchased.

     - if the shares in connection with optional cash purchases or initial investment purchases are purchased from us, the share price is 100% of the average of the daily high and low sales price quoted on the New York Stock Exchange on the date the shares are purchased.

     You should read this prospectus carefully so you know how the plan works and then retain it for future reference.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Key Features of the Plan....................................    2
Terms and Conditions of the Plan............................    3
Where You Can Find More Information.........................   11
The Company.................................................   12
Use of Proceeds.............................................   12
Description of Capital Stock and Restated Certificate of
  Incorporation.............................................   12
Plan of Distribution........................................   14
Legal Matters...............................................   14
Experts.....................................................   14

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                            KEY FEATURES OF THE PLAN

ANYONE CAN PARTICIPATE

     If you currently own common stock registered in your name, you may participate in the plan. If you do not own any common stock, you can participate in the plan by making your initial investment in common stock through the plan with a minimum initial investment of $1,000 and not more than $10,000. Alternatively, your initial investment can be made through Investor ServiceDirect(R) by authorizing a one-time automatic deduction for the full amount of your investment or by authorizing the automatic monthly investment feature and initiating your investment with an initial payment of only $100 and a commitment for at least ten sequential monthly purchases from your bank account all adding up to the amount of your initial investment. Please see Question 10 for information regarding when stock purchases will be made.

AUTOMATIC DIVIDEND REINVESTMENT

     If you are a stockholder of record owning 400 shares or more, you can reinvest all or a portion of your dividends in additional shares of our common stock. If you are a stockholder of record owning less than 400 shares you will be automatically enrolled in the plan. The dividends of all plan participants will be used to buy additional shares of common stock at a 5% discount from the prevailing market price.

OPTIONAL CASH PURCHASES

     You can buy common stock without paying fees or commissions if you are a participant in the plan. You can make monthly investments from $50 up to a maximum of $10,000 and you can either pay by check, have your initial payment automatically deducted from your bank account, or authorize an individual automatic deduction from your bank account through Investor ServiceDirect(R) to make additional purchases. In certain instances, however, we may permit optional cash purchases greater than $10,000.

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CONVENIENT SHARE SALES

     You can sell common stock and pay fees lower than those typically charged by stockbrokers for small transactions.

FULL INVESTMENT

     Full investment of your funds is possible because you will be credited with both whole shares and fractional shares. Dividends will be paid not only on whole shares but also proportionately on fractional shares.

SHARE SAFEKEEPING

     You can deposit your common stock certificates with the administrator for safekeeping at no cost to you. You can request withdrawal of any or all of your whole shares of common stock. A certificate for those shares will be sent to you free of charge.

GIFTS AND OTHER SHARE TRANSFERS

     You can make gifts to others of common stock.

TRANSACTION REPORTING

     If you are a stockholder of record owning 400 shares or more, you will receive a notice after each reinvestment of dividends and optional cash purchase, if any, showing the details of each transaction and the share balance in your plan account. If you are a stockholder of record owning less than 400 shares, you will only receive an annual statement in the mail unless you make any optional cash purchases in which case you will receive a notice for each such transaction.

PLAN ADMINISTRATOR

     Mellon Bank, N.A. is the plan administrator. Mellon Investor Services, a registered transfer agent, will provide certain administrative support to the administrator.

                        TERMS AND CONDITIONS OF THE PLAN

1.  HOW CAN I PARTICIPATE IN THE PLAN?

  A)  IF I OWN LESS THAN 400 SHARES?

     If you are a stockholder of record holding fewer than 400 shares, you will:

     - automatically be enrolled in the plan;

     - have all of your dividends reinvested in shares;

     - always have electronic access to your account; and

     - receive an annual statement in the mail.

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       As a stockholder participating in this service with fewer than 400 shares, the reinvestment service is offered at no transaction cost and you have access to your account online over the Internet to verify your account balance, change your election to participate in the plan or request a statement at any time. If you have less than 400 shares and do not want to participate in the plan you must notify the plan administrator. Please see Question 28 for contact information.

  B)  IF I OWN 400 SHARES OR MORE?

       If you are a stockholder of record owning 400 shares or more, the reinvestment service is offered at no transaction cost and you may elect to reinvest all or part of your dividends. You will have access to your account online over the Internet and will receive quarterly account statements.

     Without regard to the number of shares you own, if you live outside the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the plan. We reserve the right to terminate participation of any stockholder if we deem it advisable under any foreign laws or regulations.

     Also without regard to the number of shares a participant owns, we may aggregate all dividend reinvestments and optional cash purchases for participants with more than one account using the same social security or taxpayer identification number. For participants unable to supply a social security or taxpayer identification number, we may limit their participation to only one plan account.

2.  WHAT IF I AM NOT A STOCKHOLDER OF RECORD?

     If your shares are held for you in a brokerage account, you may make arrangements with your stockbroker to have some or all of the shares of common stock registered directly in your name. If you do not currently own any common stock, you can participate by making an initial investment in common stock through the plan. Please see Question 8 for details regarding an initial investment.

3.  HOW DO I GET STARTED?

     If you are a stockholder of record owning 400 shares or more, enrollment is available online through Investor ServiceDirect(R) (see Question 28 for information on how to access Investor ServiceDirect(R)). Alternatively, you may enroll by completing the enclosed Enrollment Form along with the items required and mailing them to the administrator in the reply envelope. Your participation will begin after your authorization is received. Once you have enrolled, your participation continues automatically, as long as you wish.

     If you are a stockholder of record holding fewer than 400 shares, you will automatically be enrolled in the plan and no action is required by you. You will have your dividends reinvested in shares and, in addition to online access to your account at any time, you will receive an annual account statement in the mail. If you have less than 400 shares and do not want to participate in the plan you must notify the plan administrator. Please see Question 28 for contact information.
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4.  HOW DO I REINVEST DIVIDENDS?

     If you are a stockholder of record owning 400 shares or more, you may choose to reinvest all or a portion of the cash dividends paid on shares of common stock you own in additional shares of common stock. Stockholders of record owning 400 shares or more who elect to reinvest dividends will receive a quarterly account statement, transaction notices and have electronic access to their account.

     If you own 400 shares or more and you elect to reinvest your dividends, you must choose one of the following when completing the Dividend Reinvestment section of the Enrollment Form:

     FULL DIVIDEND REINVESTMENT: You may purchase additional shares of common stock by reinvesting all of your cash dividends.

     PARTIAL DIVIDEND REINVESTMENT: Receive a cash dividend payment based on the number of full shares you specify and reinvest the dividends on all remaining shares. This option allows you to receive a fixed amount of cash each quarter (assuming the dividend stays the same), and is only available to stockholders owning 400 shares or more.

     If you are a stockholder of record and you own fewer than 400 shares, you will automatically be enrolled in the plan and will have all of your dividends reinvested in additional shares. You will only receive an annual statement regarding your account but you will have electronic access to your account via the internet. You will also receive a transaction notice for each optional cash purchase you make. If you have less than 400 shares and do not want to participate in the plan you must notify the plan administrator. Please see Question 28 for contact information. For a change with regard to your participation in the plan to be effective with respect to a particular dividend, the change must be received by the administrator on or before the record date for that dividend. You may, of course, choose not to reinvest any of your dividends, in which case the administrator will remit any dividends to you.

5.  WHEN ARE DIVIDENDS REINVESTED?

     If your dividends are reinvested, the administrator will invest dividends in additional shares of common stock purchased on the open market or directly from Anadarko, as promptly as practicable, on or after the dividend payment date, normally within one week. Additional shares purchased with dividends will be purchased at a 5% discount from the prevailing market price. In the unlikely event that, due to unusual market conditions, the administrator is unable to invest the funds within 30 days, the administrator will remit the funds to you by check. No interest will be paid on funds held by the administrator pending investment.

6.  WHAT IS THE SOURCE OF SHARES TO BE PURCHASED UNDER THE PLAN?

     All dividends reinvested through the plan and all optional cash purchases will be used to purchase either newly issued shares directly from Anadarko, shares on the open

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market or a combination thereof. Shares purchased directly from Anadarko will consist of treasury shares or authorized but unissued shares of common stock.

7.  AT WHAT PRICE WILL SHARES BE PURCHASED?

     Dividend reinvestment purchases by the administrator:

     - in the open market will be at 95% of the average price per share of shares purchased. We will pay all discount amounts and trading fees in connection with open market purchases.

     - from Anadarko will be at 95% of the average of the daily high and low sales price quoted on the New York Stock Exchange (the "NYSE") listing on the date the shares are purchased.

     Optional cash purchases of $10,000 or less by the administrator:

     - in the open market will be at 100% of the average per share price of shares purchased. We will pay all trading fees in connection with open market purchases.

     - from Anadarko will be at 100% of the average of the daily high and low sales price quoted on the NYSE listing on the date the shares are purchased.

     Initial investment purchases by the administrator:

     - in the open market will be at 100% of the average per share price of shares purchased. We will pay all trading fees in connection with open market purchases.

     - from Anadarko will be at 100% of the average of the daily high and low sales price quoted on the NYSE listing on the date the shares are purchased.

8.  HOW DO I MAKE AN INITIAL INVESTMENT?

     If you do not own common stock in a plan account, you can make an initial cash investment for as little as $1,000, but your initial cash investment cannot exceed $10,000. In certain instances, however, we may permit greater initial investments. The initial investment may be made:

     Via online enrollment by

     - authorizing an individual deduction (minimum of $1,000) from your bank account,

     - making an initial payment of $100 and authorizing a minimum of ten monthly automatic deductions from your bank account all adding up to the amount of your initial investment, or

     - opening your account online and mailing your initial investment of $1,000 or more;

     Using the Enrollment Form and

     - making one payment (minimum of $1,000) by check or money order payable to Anadarko/Mellon Bank, or by authorizing a deduction from your bank account, or
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     - by authorizing a minimum of ten monthly $100 automatic deductions from your bank account.

9.  HOW DO I MAKE OPTIONAL CASH PURCHASES?

     If you already own common stock and are enrolled in the plan and want to make additional purchases, you can send a check to the administrator for each purchase or authorize an individual automatic deduction from your bank account through Investor ServiceDirect(R). If you choose to submit a check or money order, please make sure to include the contribution form on your statement and mail it to the address specified on the statement. Or, if you wish to make regular monthly purchases, you may authorize automatic monthly deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you without having to write a check. Additional cash purchases are subject to a monthly minimum purchase requirement of $50 and a maximum purchase limit of $10,000. In certain instances, however, we may permit greater optional cash purchases. Please read Question 11 for optional cash purchases of more than $10,000.

     Also, for the purpose of the purchase limit, all plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless we have determined that reinvestment of dividends and optional cash purchases for each such account would be consistent with the purposes of the plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

10.  WHEN WILL SHARES BE PURCHASED?

     The administrator will invest all initial and optional cash purchases by a stockholder of $10,000 or less per month in whole and fractional shares purchased on the open market or directly from Anadarko as promptly as practicable after each payment is received, normally at least once every five business days. In the unlikely event that, due to unusual market conditions, the administrator is unable to invest the funds within 30 days, the administrator will return the funds to you by check. No interest will be paid on funds held by the administrator pending investment. Please read Question 11 for optional cash purchases of more than $10,000.

11.  HOW DO I MAKE OPTIONAL CASH PURCHASES OVER THE MAXIMUM MONTHLY AMOUNT?

     Optional cash purchases in excess of $10,000 per month may be made only pursuant to a Request for Waiver accepted by Anadarko at a price or method determined in our sole discretion, including the establishment of a minimum price, as more fully described in Question 12. If you wish to make an optional cash purchase in excess of $10,000 for any month, you must obtain the prior written approval of Anadarko. To obtain approval, you should request a "Request for Waiver" form by contacting the administrator's waiver department at (917) 320-6300. Completed Request for Waiver forms should be sent to Anadarko via facsimile at (832) 636-7008. Anadarko has sole discretion to grant any
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approval for optional cash purchases in excess of the allowable maximum amount.
If Anadarko approves your request, the administrator will notify you via return facsimile. You must send the authorized amount to the administrator per written instructions in the Request for Waiver form. In deciding whether to approve a Request for Waiver, we will consider relevant factors including, but not limited to:

     - whether the plan is then acquiring newly issued shares directly from Anadarko or acquiring shares in the open market or in privately negotiated transactions from third parties;

     - our need for additional funds;

     - the attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds;

     - the purchase price likely to apply to any sale of common stock;

     - the stockholder submitting the request;

     - the extent and nature of the stockholder's prior participation in the plan;

     - the number of shares of common stock held of record by the stockholder;
       and

     - the aggregate number of optional cash purchases in excess of $10,000 for which Requests for Waiver have been submitted by all stockholders.

     If Requests for Waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro-rata or by any other method that we determine to be appropriate. With regard to optional cash purchases made pursuant to a Request for Waiver, the plan does not provide for a predetermined maximum limit on the amount that a stockholder may invest or on the number of shares that may be purchased.

12. WHAT ADDITIONAL PROVISIONS APPLY TO OPTIONAL CASH PURCHASES MADE PURSUANT TO A REQUEST FOR WAIVER?

     If we decide to accept a Request for Waiver, the price of shares issued will be determined by a pricing period of no less than one but no more than ten days commencing on a mutually agreed upon date between Anadarko and the investor (the "Pricing Period"). Optional cash purchases made pursuant to a Request for Waiver will be applied to the purchase of shares of common stock as soon as practicable on or after the next business day following the last day of the Pricing Period (the "Investment Date"). The administrator will apply all optional cash purchases for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of common stock as soon as practicable on or after the next following Investment Date. For purposes of determining the price per share on the Investment Date, the price will be equal to the average of the daily high and low sales prices computed up to 4 decimal places, if necessary, of our common stock as reported on the NYSE for the applicable trading days immediately preceding the Investment Date.

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     Threshold Price.  We may establish for a Pricing Period a minimum price
(the "Threshold Price") applicable to optional cash purchases made pursuant to a Request for Waiver. The Threshold Price will be applicable for each day on which trades in common stock are reported on the NYSE, each a "Trading Day." At least one business day prior to the first day of the applicable Pricing Period, we will determine whether to establish a Threshold Price, and if the Threshold Price is established, its amount, and will so notify the administrator. We will make this determination at our discretion after a review of current market conditions, the level of participation in the plan and current and projected capital needs.

     If a Threshold Price is established for any Pricing Period, the average of the high and low sale prices (not adjusted for discounts, if any) of our common stock reported on the NYSE must equal or exceed the Threshold Price on each Trading Day of the relevant Pricing Period. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from the Pricing Period and all trading prices for that day will be excluded from the determination of the Purchase Price. A day will also be excluded if no trades of common stock are made on the NYSE for that day. For example, for a five (5) day Pricing Period, if the Threshold Price is not satisfied for one of the five Trading Days in the Pricing Period, then the purchase price will be based upon the remaining four Trading Days in which the Threshold Price was satisfied.

     In addition, a portion of each optional cash purchase will be returned for each Trading Day of a Pricing Period in which the Threshold Price is not satisfied or for each day in which no trades of common stock are reported on the NYSE. The amount returned will be equal to a pro-rata amount of the optional cash purchase amount (not just the amount exceeding $10,000) for each Trading Day that the Threshold Price is not satisfied. For example, for a five (5) day Pricing Period, if the Threshold Price is not satisfied or no such sales are reported for one of the five Trading Days in the Pricing Period, 1/5 (or 20%) of the optional cash purchase will be returned without interest.

     The establishment of the Threshold Price and the possible return of a portion of the investment apply only to optional cash purchases made pursuant to a Request for Waiver. Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. For any Pricing Period, we may waive our right to set a Threshold Price. Neither Anadarko nor the administrator shall be required to provide any written notice as to the Threshold Price for any Pricing Period. You may ascertain whether a Threshold Price has been set or waived for any given Pricing Period by telephoning the administrator's waiver department at (917) 320-6300.

     Waiver Discount. For each Pricing Period, we may establish a discount from the market price applicable to optional cash purchases made pursuant to a Request for Waiver. This discount (the "Waiver Discount") may be between 0% and 3% of the purchase price and may vary each Pricing Period. The Waiver Discount will be established at our sole discretion after a review of current market conditions, the level of participation in the plan, the attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds and current and projected capital needs. You may obtain the maximum Waiver Discount, if any, by telephoning the administrator's waiver department at (917) 320-6300. Setting a Waiver Discount for a
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particular Pricing Period shall not affect the setting of a Waiver Discount for any subsequent Pricing Period. The Waiver Discount will apply only to optional cash purchases of more than $10,000. The Waiver Discount will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $10,000. We reserve the right to establish in the future a discount from the market price for optional cash purchases of $10,000 or less.

     We will only establish a Threshold Price or Waiver Discount for shares that are purchased directly from Anadarko. We reserve the right, in our sole discretion and without notice, to administer and approve any terms regarding the Threshold Price, Waiver Discount or any other terms regarding optional cash purchases in excess of the allowable maximum amount as we deem necessary or desirable.

13.  WILL I RECEIVE CERTIFICATES FOR SHARES PURCHASED?

     No, you will not receive certificates for shares purchased. The administrator will maintain shares purchased under the plan in your plan account. Plan account shares are held in your name in book entry form. You may request a stock certificate for shares held in your plan account from the administrator at any time, free of charge.

14.  MAY I DEPOSIT STOCK CERTIFICATES I CURRENTLY HOLD INTO MY PLAN ACCOUNT?

     If you own common stock in certificate form, you may deposit your certificates for those shares in your plan account, free of charge. Certificates forwarded to the administrator by registered mail will automatically be covered by an administrator blanket bond up to the first $100,000 of value. Book entry protects your shares against loss, theft or accidental destruction.

15.  CAN I GET CERTIFICATES IF I WANT THEM?

     Yes, if you should ever want a stock certificate for all or a portion of the whole shares of common stock in your plan account, the administrator will send one to you, upon your request, within two days of the receipt of your instructions.

16.  HOW CAN I TRANSFER OR GIVE GIFTS OF SHARES?

     You may transfer or give gifts of common stock to anyone you choose by contacting the administrator and requesting a Gift/Transfer Form. After the transfer or purchase is completed, upon your request, the administrator will send you a non-negotiable gift announcement, which you can present to the recipient. A notice indicating the deposit of common stock will be forwarded to the recipient.

17.  HOW DO I SELL SHARES?

     You can sell any number of shares held in your plan account at any time by contacting the administrator via the Internet at WWW.MELLONINVESTOR.COM, by telephone at (888) 470-5786, or in writing. A sale request that is received before 1:00 p.m. Eastern Time will, subject to market conditions and other factors, generally be sold the same day. A sale request that is received after 1:00 p.m. Eastern Time will, subject to market
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conditions and other factors, generally be sold the following business day. The sale price will be the average price of all shares sold for plan participants with respect to that sale date. You will receive the proceeds of the sale less a $15 sales transaction fee, a brokerage commission (currently $0.12 per share), and any required tax withholdings, on the settlement date, which is three business days after your shares have been sold. You can also choose to sell your shares through a stockbroker of your choice, in which case you should request a certificate for your shares from the administrator for delivery to your stockbroker prior to settlement of such sale.

     Please note that if your total holdings fall below one share, the administrator may liquidate the fractional share, remit the proceeds to you, less any applicable fees, and close your plan account.

     TIMING AND CONTROL: Because the administrator will sell the shares on behalf of the plan, neither Anadarko nor any participant in the plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the plan, and will bear the market risk associated with fluctuation in the price of our stock. That is, if you send in a request to sell shares, it is possible that the market price of our stock could go down or up before the broker sells your shares and the per share sales price you receive will be the average price of all shares sold for plan participants with respect to that sale date. In addition, you will not earn interest on a sales transaction.

18.  WHAT ARE THE COSTS OF PARTICIPATING IN THE PLAN?

     There is no fee for enrolling in the plan or making additional purchases. Participation is voluntary and you may discontinue your participation at any time. However, there are fees associated with the selling of shares. Please see "Plan Service Fees" on the enclosed card.

19.  HOW CAN I VOTE MY SHARES?

     You will receive proxy material for all shares, full and fractional, in your plan account. The proxy will be voted in accordance with your direction. If you do not return the proxy card or if you return it unsigned, none of your shares will be voted.

20. IF ANADARKO HAS A RIGHTS OFFERING RELATED TO THE COMMON STOCK, HOW WILL A STOCKHOLDER'S ENTITLEMENT BE COMPUTED?

     Your entitlement in a rights offering related to the common stock will be based upon the number of whole shares credited to your plan account. Rights based on a fraction of a share credited to your plan account will be sold for that account and the net proceeds will be invested as an optional cash purchase on the next investment date. In the event of a rights offering, transaction processing may be curtailed or suspended by the administrator for a short period of time following the record date for such action to permit the administrator to calculate the rights allocable to each account.

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21.  WHAT PROVISIONS ARE MADE FOR NON-U.S. RESIDENTS?

     Cash investments from non-U.S. residents must be in United States currency and will be invested in the same manner as investments from other stockholders. Each stockholder is responsible for reviewing the applicable laws of his or her country of residence prior to investing in common stock. All dividends will be subject to withholding under the terms of any applicable tax treaty provisions.

22.  HOW WILL I KEEP TRACK OF MY INVESTMENTS?

     The administrator will send you a transaction notice confirming the details of each transaction you make. If you continue to participate in the plan but have no transactions, the administrator will send you an annual statement after the end of the year detailing the status of your holdings of common stock in your plan account. Stockholders owning 400 shares or more who have elected to have their dividends reinvested will receive a quarterly plan account statement in addition to the transaction notices. Stockholders owning less than 400 shares will only receive an annual plan account statement unless you make any optional cash purchases in which case you will receive a transaction notice for each such optional cash purchase.

23.  WHAT ABOUT TAXES?

     You are responsible for any taxes which may be payable on dividends reinvested under the plan. Additionally, under current tax regulations, your pro-rata portion of the trading fees paid by Anadarko to purchase shares in the open market, any purchase discounts and certain expenses paid to administer the plan generally, will be considered taxable income to you. The administrator will send a Form 1099-DIV to you and the Internal Revenue Service ("IRS") after each year-end, reporting all dividend and taxable income you received during the year on your common stock. If you sell shares through the plan, the administrator will send a Form 1099-B to you and the IRS after each year-end, showing the total proceeds of the transactions. We recommend that you keep your transaction statements as well as your account statements for record keeping and tax purposes. IRS regulations are subject to change and you should consult with your tax advisor with respect to the tax treatment of dividends reinvested under the plan.

24.  HOW WOULD I TERMINATE MY PARTICIPATION?

     You may discontinue the reinvestment of your dividends at any time by giving notice to the administrator. Upon termination, you will receive a certificate for the whole shares held for you under the plan and a check for any fractional shares based on the current market value less any applicable sale fees. Thereafter, future dividends will be sent directly to you by check. Alternatively, if you so direct, the administrator will sell all whole and fractional shares in your plan account and send you a check for the proceeds less any applicable fees. To be effective for a given dividend payment, the administrator must receive notice before the record date of that dividend. If your plan account balance falls below one full share, the administrator reserves the right to liquidate the fraction and remit the proceeds, less any applicable fees, to you at your address of record.

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25.  ARE THERE ANY RISKS ASSOCIATED WITH THE PLAN?

     Your investment in shares purchased under the plan is no different from any investment in shares you hold directly. Neither Anadarko nor the administrator can assure a profit or protect you against a loss on shares purchased. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the plan.

26.  CAN THE PLAN BE AMENDED, MODIFIED, SUSPENDED OR TERMINATED?

     We reserve the right to amend, modify, suspend or terminate the plan at any time. You will receive written notice of any amendment, modification, suspension or termination. Anadarko and the administrator also reserve the right to change any administrative procedures of the plan.

27.  WHAT ARE THE RESPONSIBILITIES OF ANADARKO AND THE ADMINISTRATOR?

     Neither Anadarko nor the administrator will be liable for any act they do in good faith or for any good faith omission to act.

     The payment of dividends is at the discretion of the Anadarko Board of Directors and will depend upon future earnings, the financial condition of Anadarko and other factors. The Board of Directors may change the amount and timing of dividends at any time without notice.

28.  WHAT IF I HAVE QUESTIONS ABOUT THE PLAN?

     Enrollment, purchase or sale of share requests and other transactions or services offered by the plan should be directed to the plan administrator through the following:

INTERNET

     You can enroll in the plan, obtain information and perform certain transactions on your account on-line via Investor ServiceDirect(R). To gain access, you will require a password that you may establish when you visit the website. If you have forgotten your password, call (877) 978-7778 to have it reset.

     To access Investor ServiceDirect(R) please visit the Mellon Investor Services website at:
                             WWW.MELLONINVESTOR.COM

TELEPHONE

     Telephone stockholder customer service, including sale of shares toll-free
within the United States and Canada:     (888) 470-5786

     International Telephone Inquiries:  (201) 329-8660

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     An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

IN WRITING

     You may also write to the plan administrator at the following address:

                               MELLON BANK, N.A.
                          C/O MELLON INVESTOR SERVICES
                                 P.O. BOX 3338
                        SOUTH HACKENSACK, NJ 07606-1938

     Be sure to include your name, address, daytime phone number, social security or tax I.D. number and a reference to Anadarko Petroleum Corporation on all correspondence.

NOTE: THIS PLAN IS DESIGNED FOR THE LONG-TERM INVESTOR AND DOES NOT AFFORD THE SAME FLEXIBILITY AS A STOCKBROKER ACCOUNT.

     Anadarko has appointed Mellon Bank, N.A. as administrator for the plan. Employees of the administrator are not permitted to give any opinions on the merits of any security or class of securities. Securities held by the administrator in your plan account are not subject to protection under the Securities Investor Protection Act of 1970. The administrator may use, and commissions may be paid to, a broker-dealer that is affiliated with the administrator. Investors must make independent investment decisions based upon their own judgment and research.

                      WHERE YOU CAN FIND MORE INFORMATION

GENERAL

     Anadarko files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any documents we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549-0405. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information filed with the SEC after the date of this prospectus will update and supersede this information. We incorporate by reference the documents listed below and future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed, including filings after the date of the initial registration statement and prior to the effectiveness of the registration statement:

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

          (a) Annual Report on Form 10-K for the year ended December 31, 2001;

          (b) Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002;

          (c) Current Reports on Form 8-K, filed July 28, 2000, January 30, 2002, February 22, 2002, March 8, 2002, August 14, 2002, September 20, 2002
     (as amended by the Form 8-K/A filed September 20, 2002), October 1, 2002, November 1, 2002, December 6, 2002, December 13, 2002, December 20, 2002 and January 31, 2003;

          (d) The description of our common stock set forth in the registration statement on Form 8-A, dated September 3, 1986; and

          (e) The description of our Series C Junior Participating Preferred Stock, set forth in the registration statement on Form 8-A12B dated October 30, 1998, as amended in the amended registration statement on Form 8-A12B/A, dated April 27, 2000.

You may request a copy of these filings, at no cost, by writing to or telephoning us at our principal executive offices as follows:

                              CORPORATE SECRETARY
                         ANADARKO PETROLEUM CORPORATION
                            1201 LAKE ROBBINS DRIVE
                           THE WOODLANDS, TEXAS 77380
                                 (832) 636-1000

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

                                  THE COMPANY

     Anadarko Petroleum Corporation is among the largest independent oil and gas exploration and production companies in the world, with 2.33 billion barrels of oil equivalent of proved reserves as of December 31, 2002. Our major areas of operations are located in the United States, primarily in Texas, Louisiana, the mid-continent region and the western states, Alaska and in the shallow and deep waters of the Gulf of Mexico, as well as in Canada and Algeria. We are also active in Venezuela, Qatar, Oman, Egypt, Australia, Tunisia, Congo and Gabon. We also actively market natural gas, oil and natural gas liquids production and own and operate gas gathering systems in our core producing areas. In addition, we engage in the hard minerals business through non-operated joint ventures and royalty arrangements in several coal, trona (natural soda ash) and industrial

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

mineral mines located on lands within and adjacent to our Land Grant holdings primarily in Wyoming, Colorado and Utah.

     Our principal executive offices are located at 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046, and our telephone number is (832) 636-1000.

                                USE OF PROCEEDS

     We intend to use the proceeds of the sale of any newly issued or treasury shares of common stock under the plan for general corporate purposes. Since the price of the shares of common stock offered under the plan is based on future market prices, we are unable to make an advance determination of the price at which shares of common stock will be sold to plan participants or the proceeds of such sale.

                        DESCRIPTION OF CAPITAL STOCK AND
                     RESTATED CERTIFICATE OF INCORPORATION

GENERAL

     Under our Restated Certificate of Incorporation, we are authorized to issue
(i) 450,000,000 shares of common stock and (ii) 2,000,000 shares of preferred stock.

COMMON STOCK

     As of the date of this prospectus, we are authorized to issue up to 450,000,000 shares of common stock. As of December 31, 2002, we had 254,645,175 shares of common stock issued and had reserved 27,461,551 additional shares of common stock for issuance under our various stock and compensation incentive plans, convertible debentures and plan of merger with Union Pacific Resources Group Inc.

     Holders of the common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled, subject to any preferential rights of holders of preferred stock, to receive such dividends, if any, as may be declared from time to time by the Board of Directors of Anadarko at its discretion. Upon our liquidation or dissolution, the holders of the common stock are entitled, subject to any preferential rights of holders of preferred stock, to receive pro-rata all assets remaining available for distribution to stockholders after payment of all liabilities. The vote of the holders of a majority of our common stock is required for any action by our stockholders, except as described under "Restated Certificate of Incorporation" below. Our ten member board is divided into three classes of directors serving staggered three-year terms. Our common stock is listed on the NYSE under the symbol "APC".

     For a complete description of our common stock, please read our Restated Articles of Incorporation, as amended, and our Bylaws, as amended, attached as exhibits to the registration statement of which this prospectus forms a part.

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